Exhibit 99.1

Walker & Dunlop Reports Record Revenues and Transaction

Volume, Leading to 16% Growth in Net Income

Adjusted EBITDA Grows 24%

THIRD QUARTER 2017 HIGHLIGHTS

•	Record total transaction volume of $8.5 billion, up 70% from Q3 '16
•	Record total revenues of $179.7 million, up 16% from Q3 '16
•	Net income of $34.4 million, or $1.06 per diluted share, up 16% from Q3 '16
•	Adjusted EBITDA[1] of $45.0 million, up 24% from Q3 '16
•	Servicing portfolio of $70.3 billion at September 30, 2017, up 19% from September 30, 2016
•	Net MSR additions from loan originations during the quarter totaled $14.8 million
•	Share repurchases of $10.8 million at a weighted-average price of $47.07 per share

YEAR-TO-DATE 2017 HIGHLIGHTS

•	Total transaction volume of $19.6 billion, a 50% increase from 2016
•	Total revenues of $504.7 million, a 27% increase from 2016
•	Net income of $112.2 million, or $3.49 per diluted share, a 45% increase from 2016
•	Adjusted EBITDA of $146.3 million, up 53% from 2016
•	Operating margin of 33% compared to 31% in 2016
•	Return on equity of 23% compared to 20% in 2016

Bethesda, MD – November 8, 2017 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported third quarter 2017 net income of $34.4 million, or $1.06 per diluted share, representing a 16% increase in net income over the third quarter 2016. Total revenues for the third quarter 2017 were a record $179.7 million, a 16% increase from the prior-year third quarter. Adjusted EBITDA for the third quarter 2017 was $45.0 million, a 24% increase compared to the  third quarter 2016.

“Our third quarter financial results reflect continued success towards achieving our mission to build the premier commercial real estate finance company in the United States,” commented Chairman and CEO, Willy Walker. “$8.5 billion of total transaction volume, up 70% over last year, drove record quarterly revenues of $180 million and a 16% increase in net income over Q3 2016. Year-to-date earnings per diluted share of $3.49 puts us well on pace to deliver double-digit earnings growth for the fourth consecutive year. Given the fundamentals underlying commercial real estate, the demographic trends supporting multifamily housing, and Walker & Dunlop’s consistent growth and financial performance, we expect the momentum we have gained this year to continue into 2018 and beyond.”

Walker continued, “Walker & Dunlop was recently ranked number 17 in Fortune Magazine’s list of Fastest Growing Companies, reflecting our three-year track record of growth in revenues, earnings per share and total shareholder return. Just as exciting as our strong financial performance is how our brand and reputation across the industry have grown to create new business opportunities, such as the $1.9 billion financing of Greystar’s acquisition of Monogram Residential that closed during the third quarter. We have achieved these fantastic growth numbers by establishing a clear long-term mission, executing to annual strategic goals, recruiting and acquiring the most talented professionals in our industry, and exceeding our clients’ expectations every day.”

Third Quarter 2017 Earnings Release

THIRD QUARTER 2017 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q3 2017	Q3 2016	$ Variance	% Variance
Fannie Mae	$1,389,451	$1,565,915	$(176,464)	(11)%
Freddie Mac	4,040,985	1,296,045	2,744,940	212
Ginnie Mae - HUD	263,714	382,602	(118,888)	(31)
Brokered	1,893,047	922,969	970,078	105
Interim Loans	26,375	76,475	(50,100)	(66)
Loan origination volume	$7,613,572	$4,244,006	$3,369,566	79%
Investment sales volume	935,960	788,232	147,728	19
Total transaction volume	$8,549,532	$5,032,238	$3,517,294	70%

Discussion of Results:

•

The increase in total transaction volume was largely the result of (i) an increase in the average number of mortgage bankers and brokers from 103 during the third quarter 2016 to 142 during the same period in 2017 and (ii) the origination of a $1.9 billion portfolio of Freddie Mac loans, the largest transaction in the Company’s history. There was no similar transaction during the third quarter 2016.

•

We continue to experience strong total transaction volume due to the continued strength of the commercial real estate and multifamily market, a low interest rate environment, and robust demand for rental properties.

•

A substantial increase in the average number of mortgage bankers with a primary expertise in brokered loan originations was the primary driver for the substantial increase in brokered loan origination volume.

•

The increase in investment sales volume year over year is due to an increase in the average number of investment sales professionals year over year and an improvement in the broader multifamily investment sales market.

SERVICING PORTFOLIO
(dollars in thousands)	Q3 2017	Q3 2016	$ Variance	% Variance
Fannie Mae	$30,005,596	$25,875,684	$4,129,912	16%
Freddie Mac	25,930,819	19,702,477	6,228,342	32
Ginnie Mae - HUD	8,878,899	9,254,830	(375,931)	(4)
Brokered	5,170,479	4,024,490	1,145,989	28
Interim Loans	298,889	264,508	34,381	13
Total servicing portfolio	$70,284,682	$59,121,989	$11,162,693	19%
Weighted-average servicing fee rate (basis points)	25.7	25.6
Weighted-average remaining term (years)	9.9	10.5

Discussion of Results:

•

Our servicing portfolio has experienced significant growth over the past year due to our record loan origination volumes and relatively few payoffs. Over the past 12 months, the Company has originated $23.3 billion of loans, $15.3 billion of which were GSE loans.

•

The decrease in the weighted-average remaining term is the result of the substantial increases in Fannie Mae, Freddie Mac, and brokered loans serviced, coupled with the decline in HUD loans serviced. Fannie Mae, Freddie Mac, and brokered loans typically have terms of 10 years or less, while HUD loans typically have terms of 30 years or more.

•	Fewer than $3.0 billion of Agency loans are scheduled to mature over the next 15 months.
•

During the third quarter 2017, there were $4.0 billion of net loan additions to the servicing portfolio, $3.6 billion of which were Freddie Mac loans, reducing the weighted-average servicing fee from 26.5 basis points at June 30, 2017 to 25.7 basis points at September 30, 2017.

Third Quarter 2017 Earnings Release

REVENUES
(dollars in thousands)	Q3 2017	Q3 2016	$ Variance	% Variance
Loan origination fees	$60,523	$52,401	$8,122	15%
Gains attributable to MSRs	50,781	48,229	2,552	5
Gains from mortgage banking activities	111,304	100,630	10,674	11
Servicing fees	44,900	37,134	7,766	21
Net warehouse interest income, LHFS	3,487	3,475	12	-
Net warehouse interest income, LHFI	1,871	2,139	(268)	(13)
Escrow earnings and other interest income	5,804	2,630	3,174	121
Other revenues	12,370	8,778	3,592	41
Total revenues	$179,736	$154,786	$24,950	16%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	0.79%	1.23%
Gains attributable to MSRs	0.67	1.14
Gains attributable to MSRs - Agency loans[2]	0.89	1.49

Discussion of Results:

•

The $1.9 billion portfolio of Freddie Mac loans originated during the third quarter 2017 had a significant impact on the increases in overall and Freddie Mac loan origination volumes, which led to an increase in gains from mortgage banking activities and impacted the key revenue metrics as more fully described below.

•

The increase in loan origination fees to a quarterly record of $60.5 million was largely driven by the increase in loan origination activity in the third quarter 2017 compared to the prior-year third quarter.

•

The increase in gains attributable to mortgage servicing rights (“MSRs”) was primarily the result of the substantial increase in Freddie Mac loan origination volume, partially offset by a decrease in Fannie Mae loan origination volume year over year and a 100% increase in floating-rate loan origination volume from the third quarter 2016 to the third quarter 2017. Fannie Mae loans are one of our most-profitable product types as they provide significant gains attributable to MSRs. We record relatively less MSR income on floating-rate loan originations as their estimated life is substantially shorter than fixed-rate loan originations.

•

The decrease in the origination related fees key metric was primarily due to the mix of loan origination volume and the large $1.9 billion Freddie Mac portfolio. Brokered loan origination volume as a percentage of total loan origination volume increased from 22% during the third quarter 2016 to 25% during the third quarter 2017. We receive lower origination fees on brokered loans than we do for Agency loans. Additionally, we generally receive lower origination fee rates on large portfolio transactions than we do on other types of transactions.

•

The decrease to the percentage of gains attributable to MSRs was due to the increase in Freddie Mac loan origination volume coupled with the decrease in Fannie Mae loan origination volume and the increase in floating-rate loan origination volume. Freddie Mac loan origination volume as a percentage of total loan origination volume increased from 31% during the third quarter 2016 to 53% during the current quarter. Additionally, Freddie Mac loan origination volume as a percentage of Agency loan origination volume increased from 40% during the third quarter 2016 to 71% during the current quarter.

•	During the past 12 months, the Company has originated $23.3 billion of loans, facilitating substantial growth in servicing fees year over year.
•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the third quarter 2016 to the third quarter 2017. Additionally, the average placement fees on our escrow accounts increased over the past year.

•	The increase in other revenues was principally due to an increase in revenues from investment sales activities, resulting primarily from the increase in investment sales volume.

Third Quarter 2017 Earnings Release

EXPENSES
(dollars in thousands)	Q3 2017	Q3 2016	$ Variance	% Variance
Personnel	$78,469	$64,377	$14,092	22%
Amortization and depreciation	32,343	29,244	3,099	11
Provision for credit losses	9	283	(274)	(97)
Interest expense on corporate debt	2,555	2,485	70	3
Other operating expenses	11,664	9,685	1,979	20
Total expenses	$125,040	$106,074	$18,966	18%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	44%	42%
Other operating expenses	6	6

Discussion of Results:

•

Fixed compensation costs increased following acquisitions during the fourth quarter 2016 and first quarter 2017 and due to hiring to support the growth of the Company, resulting in a substantial increase in the average headcount from 521 in the third quarter 2016 to 609 in the same period in 2017.

•

Variable compensation costs increased as a result of increased commissions expense resulting from the growth in total transaction volume and increases in bonus expense and performance-based stock compensation expense due to the Company’s improved financial performance year over year.

•

The increase in personnel expense metric was due to the increase in variable compensation costs. Year to date, the personnel expense metric remained flat at 39% compared to the same period in the prior year.

•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $91.2 million of MSRs, net of amortization and write offs due to prepayment.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q3 2017	Q3 2016	$ Variance	% Variance
Walker & Dunlop net income	$34,378	$29,628	$4,750	16%
Adjusted EBITDA	45,000	36,227	8,773	24
Diluted EPS	$1.06	$0.96	$0.10	10%
Operating margin	30%	31%
Return on equity	20	22

Discussion of Results:

•	The third quarter marks the 11th quarter out of the past 12 quarters that the Company has produced year-over-year net income and diluted EPS growth.
•	The increase in net income is largely attributable to the aforementioned increase in total revenues on record total transaction volume.
•

The increase in adjusted EBITDA was driven by increases in loan origination fees, servicing fees, escrow earnings and other interest income, and other revenues, partially offset by the increase in personnel costs.

•	The slight decrease in operating margin was driven primarily by the aforementioned increase in personnel expense.
•

The decrease in return on equity is largely related to a $143.2 million increase in stockholders’ equity over the past year due primarily to the $149.0 million of net income recorded over the past 12 months, partially offset by share repurchases and retirement.

Third Quarter 2017 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q3 2017	Q3 2016	$ Variance	% Variance
At risk servicing portfolio[3]	$26,556,339	$22,384,966	$4,171,373	19%
Maximum exposure to at risk portfolio[4]	5,420,386	4,602,118	818,268	18
60+ day delinquencies within at risk portfolio[5]	$5,962	$—	$5,962	N/A %
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.02%	0.00%
Allowance for risk-sharing	0.01	0.02
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.07%
Allowance for risk-sharing and guaranty obligation	0.78	0.75

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past year.  There was one loan 60+ day delinquent/defaulted in our at risk servicing portfolio at September 30, 2017, the first time in the past 10 quarters we have had a 60+ day delinquent/defaulted loan in our at risk servicing portfolio.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $152.8 million at September 30, 2017 compared to $264.5 million at September 30, 2016. All of the Company’s interim loans are current and performing at September 30, 2017.  We expect to see a continued decline in this portfolio as most of our future loan originations are expected to go to our interim loan joint venture instead of our balance sheet.

YEAR-TO-DATE 2017 OPERATING RESULTS

Total transaction volume for the nine months ended September 30, 2017 was $19.6 billion compared to $13.0 billion for the same period last year, a 50% increase. Our total transaction volume for the first nine months of 2017 is greater than our total transaction volume for all of 2016.

Total revenues for the nine months ended September 30, 2017 were $504.7 million compared to $396.9 million for the same period last year, a 27% increase. The change in total revenues was largely driven by a 24% increase in gains from mortgage banking activities and a 28% increase in servicing fees.

Total expenses during the nine months ended September 30, 2017 and 2016 were $337.8 million and $272.3 million, respectively. The 24% increase in total expenses was due primarily to increases in personnel expenses, amortization and depreciation costs, and other operating expenses. Personnel expenses as a percentage of total revenues held steady year over year at 39%.

Operating margin for the nine months ended September 30, 2017 and 2016 was 33% and 31%, respectively. Increased scale in the business year over year provided a lift to operating margin, as revenues grew 27% while expenses increased only 24%.

Net income for the nine months ended September 30, 2017 was $112.2 million compared to net income of $77.1 million for the same period last year, a 45% increase. The increase in net income is due to a 34% increase in income from operations combined with a lower increase in income tax expense. The lower income tax rate is related to an increase of excess tax benefits of $8.6 million in 2017. Diluted earnings per share grew 39% from $2.51 for the nine months ended September 30, 2016 to $3.49 for the same period in 2017.

For the nine months ended September 30, 2017 and 2016, adjusted EBITDA was $146.3 million and $95.7 million, respectively. The 53% increase was driven by significant growth in origination fees and servicing fees, partially offset by a large increase in personnel expenses.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Third Quarter 2017 Earnings Release

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

5  Includes loans that are not 60+ days delinquent but have defaulted.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, November 8, 2017 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866)  952-7525 from within the United States or (203) 518-9908 from outside the United States and are asked to reference the Conference ID: WDQ317. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 600 professionals in 28 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, non-cash revenues such as gains attributable to MSRs, and mark-to-market effects from CMBS activities. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;

Third Quarter 2017 Earnings Release

•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
(in thousands)	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$85,363	$53,338	$50,745	$118,756	$83,887
Restricted cash	17,179	15,768	9,313	9,861	14,370
Pledged securities, at fair value	95,102	92,401	86,900	84,850	81,933
Loans held for sale, at fair value	3,275,761	1,608,025	1,230,311	1,858,358	1,299,028
Loans held for investment, net	152,050	167,540	311,242	220,377	261,915
Servicing fees and other receivables, net	34,476	34,794	35,882	29,459	28,316
Derivative assets	43,853	24,991	15,446	61,824	33,796
Mortgage servicing rights	587,909	573,159	562,530	521,930	496,678
Goodwill and other intangible assets	124,571	124,621	124,670	97,372	91,340
Other assets	84,196	71,398	54,499	49,645	39,854
Total assets	$4,500,460	$2,766,035	$2,481,538	$3,052,432	$2,431,117

Liabilities
Accounts payable and other liabilities	$255,785	$229,471	$205,100	$232,231	$202,533
Performance deposits from borrowers	16,575	14,894	9,424	10,480	13,885
Derivative liabilities	175	500	9,449	4,396	2,918
Guaranty obligation, net	38,300	36,492	35,311	32,292	30,938
Allowance for risk-sharing obligations	3,769	3,648	3,546	3,613	3,400
Warehouse notes payable	3,305,589	1,630,268	1,406,462	1,990,183	1,440,425
Note payable	163,935	164,011	164,088	164,163	164,238
Total liabilities	$3,784,128	$2,079,284	$1,833,380	$2,437,358	$1,858,337

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	299	301	301	296	294
Additional paid-in capital	226,098	222,989	218,908	228,889	223,603
Retained earnings	484,963	458,819	424,252	381,031	344,241
Total stockholders’ equity	$711,360	$682,109	$643,461	$610,216	$568,138
Noncontrolling interests	4,972	4,642	4,697	4,858	4,642
Total equity	$716,332	$686,751	$648,158	$615,074	$572,780
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$4,500,460	$2,766,035	$2,481,538	$3,052,432	$2,431,117

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Quarterly Trends					Nine months ended
						September 30,
(in thousands, except per share amounts)	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	2017	2016
Revenues
Gains from mortgage banking activities	$111,304	$102,176	$96,432	$117,779	$100,630	$309,912	$249,406
Servicing fees	44,900	43,214	41,525	39,370	37,134	129,639	101,554
Net warehouse interest income	5,358	5,800	6,620	7,802	5,614	17,778	15,925
Escrow earnings and other interest income	5,804	4,514	3,292	2,943	2,630	13,610	6,225
Other	12,370	10,703	10,643	10,497	8,778	33,716	23,775
Total revenues	$179,736	$166,407	$158,512	$178,391	$154,786	$504,655	$396,885

Expenses
Personnel	$78,469	$63,516	$56,172	$73,126	$64,377	$198,157	$154,365
Amortization and depreciation	32,343	32,860	32,338	30,603	29,244	97,541	80,824
Provision (benefit) for credit losses	9	(93)	(132)	(778)	283	(216)	166
Interest expense on corporate debt	2,555	2,443	2,403	2,432	2,485	7,401	7,419
Other operating expenses	11,664	11,599	11,608	11,827	9,685	34,871	29,511
Total expenses	$125,040	$110,325	$102,389	$117,210	$106,074	$337,754	$272,285
Income from operations	$54,696	$56,082	$56,123	$61,181	$48,712	$166,901	$124,600
Income tax expense	19,988	21,570	13,063	24,175	18,851	54,621	47,295
Net income before noncontrolling interests	$34,708	$34,512	$43,060	$37,006	$29,861	$112,280	$77,305
Less: net income (loss) from noncontrolling interests	330	(55)	(161)	216	233	114	198
Walker & Dunlop net income	$34,378	$34,567	$43,221	$36,790	$29,628	$112,166	$77,107

Basic earnings per share	$1.14	$1.15	$1.45	$1.25	$1.01	$3.74	$2.62
Diluted earnings per share	$1.06	$1.08	$1.35	$1.16	$0.96	$3.49	$2.51

Basic weighted average shares outstanding	30,085	30,131	29,809	29,477	29,374	30,009	29,417
Diluted weighted average shares outstanding	32,312	32,097	32,006	31,701	30,793	32,170	30,743

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(dollars in thousands, except per share data)	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	2017	2016
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$1,389,451	$2,188,841	$1,888,936	$2,273,379	$1,565,915	$5,467,228	$4,727,563
Freddie Mac	4,040,985	1,111,434	1,162,950	1,231,766	1,296,045	6,315,369	3,002,305
Ginnie Mae - HUD	263,714	403,981	207,032	261,204	382,602	874,727	618,737
Brokered (1)	1,893,047	1,948,918	1,330,298	1,304,724	922,969	5,172,263	2,884,392
Interim Loans	26,375	26,637	136,550	184,560	76,475	189,562	235,040
Total Loan Origination Volume	$7,613,572	$5,679,811	$4,725,766	$5,255,633	$4,244,006	$18,019,149	$11,468,037
Investment Sales Volume	935,960	351,825	286,730	1,005,265	788,232	1,574,515	1,569,177
Total Transaction Volume	$8,549,532	$6,031,636	$5,012,496	$6,260,898	$5,032,238	$19,593,664	$13,037,214

Key Performance Metrics:
Operating margin	30%	34%	35%	34%	31%	33%	31%
Return on equity	20	21	28	25	22	23	20
Walker & Dunlop net income	$34,378	$34,567	$43,221	$36,790	$29,628	$112,166	$77,107
Adjusted EBITDA (2)	45,000	50,988	50,305	34,625	36,227	146,293	95,734
Diluted EPS	1.06	1.08	1.35	1.16	0.96	3.49	2.51

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	44%	38%	35%	41%	42%	39%	39%
Other operating expenses	6	7	7	7	6	7	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	0.79%	1.01%	1.08%	1.00%	1.23%	0.94%	1.06%
Gains attributable to MSRs	0.67	0.79	0.96	1.24	1.14	0.78	1.11
Gains attributable to MSRs--Agency (3)	0.89	1.21	1.40	1.73	1.49	1.11	1.53

Other Data:
Market capitalization at period end	$1,625,634	$1,526,336	$1,302,748	$961,539	$778,169
Closing share price at period end	$52.33	$48.83	$41.69	$31.20	$25.26
Average headcount	609	594	573	539	521

Servicing Portfolio by Product:
Fannie Mae	$30,005,596	$29,573,946	$28,741,065	$27,728,164	$25,875,684
Freddie Mac	25,930,819	22,380,103	21,426,315	20,688,410	19,702,477
Ginnie Mae - HUD	8,878,899	8,919,840	9,073,355	9,155,794	9,254,830
Brokered (1)	5,170,479	5,128,453	4,829,934	5,286,473	4,024,490
Interim Loans	298,889	288,412	313,355	222,313	264,508
Total Servicing Portfolio	$70,284,682	$66,290,754	$64,384,024	$63,081,154	$59,121,989

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate (bps)	25.7	26.5	26.5	26.1	25.6
Weighted-average remaining term (years)	9.9	10.1	10.2	10.3	10.5

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

KEY CREDIT METRICS

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2017	2017	2017	2016	2016
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$22,966,583	$22,491,811	$21,465,009	$20,669,404	$19,411,757
Fannie Mae Modified Risk	6,858,310	6,878,981	7,035,879	6,396,812	5,784,275
Freddie Mac Modified Risk	53,217	53,225	53,359	53,368	53,377
Interim Program JV Modified Risk (1)	146,125	—	—	—	—
Total risk-sharing servicing portfolio	$30,024,235	$29,424,017	$28,554,247	$27,119,584	$25,249,409

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$180,703	$203,154	$240,177	$661,948	$679,652
Freddie Mac No Risk	25,877,602	22,326,878	21,372,956	20,635,042	19,649,100
GNMA - HUD No Risk	8,878,899	8,919,840	9,073,355	9,155,794	9,254,830
Brokered	5,170,479	5,128,453	4,829,934	5,286,473	4,024,490
Total non risk-sharing servicing portfolio	$40,107,683	$36,578,325	$35,516,422	$35,739,257	$33,608,072
Total loans serviced for others	$70,131,918	$66,002,342	$64,070,669	$62,858,841	$58,857,481
Interim loans (full risk) servicing portfolio	152,764	288,412	313,355	222,313	264,508
Total servicing portfolio unpaid principal balance	$70,284,682	$66,290,754	$64,384,024	$63,081,154	$59,121,989

At risk servicing portfolio (2)	$26,556,339	$26,095,958	$25,187,219	$24,072,347	$22,384,966
Maximum exposure to at risk portfolio (3)	5,420,386	5,282,883	5,183,874	4,921,802	4,602,118
60+ day delinquencies, within at risk portfolio (4)	5,962	—	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	5,962	—	—	—	—

60+ day delinquencies as a percentage of the at risk portfolio	0.02%	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.02	0.02
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	63.22	N/A	N/A	N/A	N/A
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.07	0.07	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.78	0.76	0.75	0.73	0.75

(1)	We indirectly share in a portion of the risk of loss associated with these loans through our 15% equity ownership in the Interim Program JV.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

(4)	Includes loans that are not 60+ days delinquent but have defaulted.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Nine months ended September 30,
(in thousands)	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	2017	2016
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$34,378	$34,567	$43,221	$36,790	$29,628	$112,166	$77,107
Income tax expense	19,988	21,570	13,063	24,175	18,851	54,621	47,295
Interest expense on corporate debt	2,555	2,443	2,403	2,432	2,485	7,401	7,419
Amortization and depreciation	32,343	32,860	32,338	30,603	29,244	97,541	80,824
Provision (benefit) for credit losses	9	(93)	(132)	(778)	283	(216)	166
Net write-offs	—	—	—	810	(2,567)	—	(2,567)
Stock compensation expense	6,508	4,310	4,947	5,693	5,270	15,765	12,784
Gains attributable to mortgage servicing rights (1)	(50,781)	(44,669)	(45,535)	(65,100)	(48,229)	(140,985)	(127,724)
Unrealized (gains) losses from proprietary CMBS mortgage banking activities	—	—	—	—	1,262	—	430
Adjusted EBITDA	$45,000	$50,988	$50,305	$34,625	$36,227	$146,293	$95,734

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.